Exhibit 99.3

PDC ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

PDC ENERGY, INC.

Pro Forma Condensed Consolidated Balance Sheet

(unaudited; in thousands, except share and per share data)

	September 30, 2016
	PDC Historical	Arris Petroleum Historical	299 Sellers Historical		Pro Forma Adjustments (1)		PDC Pro Forma
Assets
Current assets:
Cash and cash equivalents	$1,197,692	$4,615	$(370,048	)(a)	$(446,165	)(b)	$315,510
					10,094	(c)
					(40,094	)(d)
					(13,585	)(g)
					(11,480	)(i)
					(6,154	)(j)
					(9,365	)(k)
Other current assets	170,353	6,638	223	(a)	—		177,214
Total current assets	1,368,045	11,253	(369,825)		(516,749)		492,724
Properties and equipment, net	1,932,274	176,696	724,996	(a)	923,779	(b)	4,073,381
					449,000	(e)
					(133,364	)(h)
Other assets	116,961	455	(42,574	)(a)	(57,426	)(b)	23,570
Other assets					6,154	(j)
Total Assets	$3,417,280	$188,404	$312,597		$671,394		$4,589,675

Liabilities and Equity
Liabilities
Current liabilities	$219,281	$10,243	$70	(a)	$13,585	(f)	$209,334
					(13,585	)(g)
					(11,260	)(i)
					(9,000	)(k)
Long-term debt	1,041,575	30,000	—		10,094	(c)	1,041,575
					(40,094	)(d)
Deferred income taxes	44,340	—	—		449,000	(e)	493,340
Asset retirement obligations	82,509	1,212	1,000	(a)	—		84,721
Other liabilities	43,515	—	16	(a)	—		43,531
Total liabilities	1,431,220	41,455	1,086		398,740		1,872,501

Senior preferred stock	—	237,795	—		(237,795	)(h)	—

Equity
Shareholders’ equity:
Preferred shares, par value $0.01 per share; authorized 50,000,000 shares; issued: none	—	—	—		—		—
Common shares, par value $0.01 per share; authorized 150,000,000 shares; issued: 56,280,544	563	1	40	(a)	54	(b)	657
					(1	)(h)
Additional paid-in capital	1,796,664	(30,988)	311,471	(a)	420,134	(b)	2,528,269
					30,988	(h)
Retained earnings	190,133	(59,859)	—		(13,585	)(f)	189,548
					73,444	(h)
					(220	)(i)
					(365	)(k)
Treasury shares, at cost: 25,854	(1,300)	—	—		—		(1,300)
Total shareholders’ equity	1,986,060	(90,846)	311,511		510,449		2,717,174
Total Liabilities and Shareholders’ Equity	$3,417,280	$188,404	$312,597		$671,394		$4,589,675

(1) See Note 4

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements

PDC ENERGY, INC.

Pro Forma Condensed Consolidated Statement of Operations

(unaudited; in thousands, except share and per share data)

	Nine Months Ended September 30, 2016
	PDC Energy Historical	Arris Petroleum Historical	Pro Forma Adjustments (1)		PDC Energy Pro Forma
Revenues:
Crude oil, natural gas and NGLs sales	$328,013	$21,564	$—		$349,577
Sales from natural gas marketing	6,728	—	—		6,728
Commodity price risk management loss, net	(62,348)	(375)	—		(62,723)
Well operations, pipeline income and other	2,425	19	—		2,444
Total revenues	274,818	21,208	—		296,026

Costs, expenses and other:
Lease operating expenses	43,006	3,405	—		46,411
Production taxes	19,682	1,061	—		20,743
Transportation, gathering and processing expenses	13,554	6	—		13,560
Cost of natural gas marketing	7,795	—	—		7,795
Exploration expense	688	7	—		695
Impairment of properties and equipment	6,104	—	—		6,104
General and administrative expense	78,868	3,673	(11,260	)(l)	71,281
Depreciation, depletion and amortization	317,329	16,607	—		333,936
Provision for uncollectible notes receivable	44,038	—	—		44,038
Accretion of asset retirement obligations	5,400	31	—		5,431
Loss on sale of properties and equipment	(43)	—	—		(43)
Total costs, expenses and other	536,421	24,790	(11,260)		549,951

Income (loss) from operations	(261,603)	(3,582)	11,260		(253,925)
Interest expense	(42,759)	(202)	9,000	(m)	(62,030)
			(28,069	)(n)
Interest income	1,875	3	—		1,878

Income (loss) before income taxes	(302,487)	(3,781)	(7,809)		(314,077)
Provision for income taxes	112,198	—	4,404	(o)	116,602
Net income (loss)	$(190,289)	$(3,781)	$(3,405)		$(197,475)

Earnings per share:
Basic	$(4.16)				$(3.58)
Diluted	$(4.16)				$(3.58)

Weighted-average common shares outstanding:
Basic	45,741				55,128
Diluted	45,741				55,128

(1) See Note 4

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements

PDC ENERGY, INC.

Pro Forma Condensed Consolidated Statement of Operations

(unaudited; in thousands, except share and per share data)

	Year Ended December 31, 2015
	PDC Energy Historical	Arris Petroleum Historical	Pro Forma Adjustments (1)		PDC Energy Pro Forma
Revenues:
Crude oil, natural gas and NGLs sales	$378,713	$3,606	$—		$382,319
Sales from natural gas marketing	10,920	—	—		10,920
Commodity price risk management gain, net	203,183	—	—		203,183
Well operations, pipeline income and other	2,510	—	—		2,510
Total revenues	595,326	3,606	—		598,932

Costs, expenses and other:
Lease operating expenses	56,992	1,110	—		58,102
Production taxes	18,443	204	—		18,647
Transportation, gathering and processing expenses	10,151	174	—		10,325
Cost of natural gas marketing	11,717	—	—		11,717
Exploration expense	1,102	3,056	—		4,158
Impairment of properties and equipment	161,620	38,662	—		200,282
General and administrative expense	89,959	5,913	—		95,872
Depreciation, depletion and amortization	303,258	5,317	—		308,575
Accretion of asset retirement obligations	6,293	9	—		6,302
Gain (loss) on sale of properties and equipment	(385)	733	—		348
Total costs, expenses and other	659,150	55,178	—		714,328

Loss from operations	(63,824)	(51,572)	—		(115,396)
Interest expense	(47,571)	—	(39,125	)(n)	(86,696)
Interest income	4,807	10	—		4,817

Loss before income taxes	(106,588)	(51,562)	(39,125)		(197,275)
Provision for income taxes	38,308	—	34,461	(o)	72,769
Net loss	$(68,280)	$(51,562)	$(4,664)		$(124,506)

Earnings per share:
Basic	$(1.74)				$(2.57)
Diluted	$(1.74)				$(2.57)

Weighted-average common shares outstanding:
Basic	39,153				48,540
Diluted	39,153				48,540

(1) See Note 4

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements

Note 1 - Basis of Presentation

The unaudited pro forma condensed consolidated balance sheet of PDC Energy, Inc. (“PDC” or the “Company”) as of September 30, 2016, is derived from:

•                  the historical consolidated balance sheet of the Company;

•                  the historical consolidated balance sheet of Arris Petroleum Corporation (“Arris”); and

•                  the preliminary estimated values assigned to the identifiable assets acquired and liabilities assumed from 299 Resources, 299 Production, LLC, 299 Pipeline, LLC (collectively, “299 Sellers”)

The unaudited pro forma condensed consolidated statements of operations of the Company for the nine months ended September 30, 2016 and year ended December 31, 2015 are derived from:

•                  the historical consolidated statements of operations of the Company; and

•                  the historical consolidated statements of operations of Arris.

The Company requested and was granted a waiver from the Securities and Exchange Commission (“SEC”) to exclude comparable results of operations information for 299 Sellers as the impact of 299 Sellers’ results of operations were insignificant.

The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition of the stock of Arris and the assets of 299 Sellers as if the transaction had occurred on September 30, 2016. The unaudited pro forma condensed consolidated statements of operations give effect to the acquisition of Arris and additional acquisition-related financing costs as if the transactions had occurred on January 1, 2015. The transactions and the related adjustments are described in the accompanying notes to the financial statements. In the opinion of Company management, all adjustments have been made that are necessary to present fairly, in accordance with Regulation S-X of the SEC, the pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated balance sheet and statements of operations are presented for illustrative purposes only, and do not purport to be indicative of the results of operations that would actually have occurred if the transaction described had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from those reflected in such statements due to factors described in “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”), and elsewhere in the Company’s reports and filings with the SEC.

The unaudited pro forma condensed consolidated balance sheet and statements of operations should be read in conjunction with the Company’s historical consolidated financial statements and the notes thereto included in its 2015 Form 10-K. The pro forma statements should also be read in conjunction with the historical statements of Arris and the notes thereto filed as Exhibit 99.1 to the Current Report on Form 8-K/A of which this Exhibit 99.3 is a part and Exhibit 99.1 to the Current Report on Form 8-K that was filed on September 8, 2016.

Note 2 - Acquisition Date

The acquisition closed on December 6, 2016, for a preliminary closing price of approximately $1.6 billion, subject to customary post-closing adjustments, including adjustments based on title and environmental due diligence, and has an effective date of July 1, 2016.

PDC ENERGY, INC.

Notes To Pro Forma Condensed Consolidated Financial Statements

Nine Months Ended September 30, 2016 And Year Ended December 31, 2015

(unaudited)

Note 3 - Preliminary Acquisition Accounting

The transaction is accounted for under the acquisition method of accounting. Accordingly, the Company conducts assessments of net assets acquired and liabilities assumed and recognizes amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values, while transaction and integration costs associated with the acquisition are expensed as incurred. The preliminary purchase price allocation presented within is based on the Company’s initial assessment of the limited financial information available, pending final settlement and completion of valuation. The final purchase price allocation for the business combination will be performed subsequent to closing and adjustments to estimated amounts, or recognition of additional assets acquired or liabilities assumed, may occur as more detailed analyses are completed and additional information is obtained about the facts and circumstances that existed as of the acquisition date.

The following presents the preliminary estimated purchase price allocation of the net assets acquired in the acquisition (in thousands):

Assets:
Current Assets	$11,476
Proved properties	112,069
Unproved properties	1,989,989
Other property and equipment	11,383
Other assets	$455
Total assets to be acquired	$2,125,372

Liabilities:
Current liabilities	$10,313
Asset retirement obligations	2,212
Long-term debt	30,000
Other liabilities	16
Deferred tax liabilities	449,000
Total liabilities to be assumed	491,541
Net assets to be acquired	$1,633,831

The preliminary estimated fair value of properties and equipment and asset retirement obligations were measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of properties and equipment include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; (iv) estimated future cash flows; and (v) a market-based weighted-average cost of capital rate.

Properties and Equipment. Significant accounting polices related to our properties and equipment are discussed below.

Crude Oil and Natural Gas Properties. We account for our crude oil and natural gas properties under the successful efforts method of accounting. Costs of proved developed producing properties, successful exploratory wells and developmental dry hole costs are capitalized and depreciated or depleted by the unit-of-production method based on estimated proved developed producing reserves. Property acquisition costs are depreciated or depleted on the unit-of-production method based on estimated proved reserves. We calculate quarterly depreciation, depletion and amortization (“DD&A”) expense by using our estimated prior period-end reserves as the denominator, with the exception of our fourth quarter where we use the year-end reserve estimate adjusted to add back fourth quarter production. Upon the sale or retirement of significant portions of or complete fields of depreciable or depletable property, the net book value thereof, less proceeds or salvage value, is recognized

PDC ENERGY, INC.

Notes To Pro Forma Condensed Consolidated Financial Statements

Nine Months Ended September 30, 2016 And Year Ended December 31, 2015

(unaudited)

in the consolidated statements of operations as a gain or loss. Upon the sale of individual wells or a portion of a field, the proceeds are credited to accumulated DD&A.

Proved Property Impairment. Upon a triggering event, we assess our producing crude oil and natural gas properties for possible impairment by comparing net capitalized costs, or carrying value, to estimated undiscounted future net cash flows on a field-by-field basis using estimated production based upon prices at which we reasonably estimate the commodity to be sold. The estimates of future prices may differ from current market prices of crude oil, natural gas and NGLs. Certain events, including but not limited to downward revisions in estimates to our reserve quantities, expectations of falling commodity prices or rising operating costs, could result in a triggering event and, therefore, a possible impairment of our proved crude oil and natural gas properties. If net capitalized costs exceed undiscounted future net cash flows, the measurement of impairment is based on estimated fair value utilizing a future discounted cash flows analysis and is measured by the amount by which the net capitalized costs exceed their fair value. Impairments are included in the consolidated statements of operations line item impairment of crude oil and natural gas properties, with a corresponding impact on accumulated DD&A on the consolidated balance sheets.

Unproved Property Impairment. The acquisition costs of unproved properties are capitalized when incurred, until such properties are transferred to proved properties or charged to expense when expired, impaired or amortized. Unproved crude oil and natural gas properties with individually significant acquisition costs are periodically assessed for impairment. Unproved crude oil and natural gas properties which are not individually significant are amortized, by field, based on our historical experience, acquisition dates and average lease terms. Impairment and amortization charges related to unproved crude oil and natural gas properties are charged to the consolidated statements of operations line item impairment of crude oil and natural gas properties.

Other Property and Equipment. Other property and equipment is carried at cost. Depreciation is provided principally on the straightline method over the assets’ estimated useful lives. We review these long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds our estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

The following table presents the estimated useful lives of our other property and equipment:

Transportation, pipeline and other equipment	3 - 20 years
Buildings	20 - 30 years

Maintenance and repair costs on other property and equipment are charged to expense as incurred. Major renewals and improvements are capitalized and depreciated over the remaining useful life of the asset. Upon the sale or other disposition of assets, the cost and related accumulated DD&A are removed from the accounts, the proceeds are applied thereto and any resulting gain or loss is reflected in income.

Note 4 - Pro Forma Adjustments

The pro forma condensed consolidated financial statements have been adjusted to reflect the estimated closing price to be paid by the Company for the stock of Arris and assets of 299 Sellers, estimated additional borrowings, the issuance of Company stock to the sellers, adjustments to historical book values of Arris’ and 299 Sellers’ properties to their preliminary estimated fair values in accordance with the acquisition method of accounting and estimated direct acquisition costs, including to:

PDC ENERGY, INC.

Notes To Pro Forma Condensed Consolidated Financial Statements

Nine Months Ended September 30, 2016 And Year Ended December 31, 2015

(unaudited)

(a) reflect the consideration of $724.1 million, including cash paid of $412.6 million (comprised of $370.0 million paid at closing and $42.6 million that was paid into escrow upon signing the acquisition agreement) and 3,996,290 shares of Company stock valued at $311.5 million and the preliminary estimated fair value measurement of assets acquired from 299 Sellers and liabilities assumed for the acquisition, as well as other miscellaneous purchase price adjustments;

(b) reflect the consideration of $923.8 million, including cash paid of $503.6 million (comprised of $446.2 million paid at closing and $57.4 million that was paid into escrow upon signing the acquisition agreement) and 5,390,478 shares of Company stock valued at $420.2 million for the stock of Arris and adjustments to historical book value of the Arris assets to their preliminary estimated fair values in accordance with the acquisition method of accounting;

(c) reflect Arris borrowings of $10.1 million on its credit facility subsequent to September 30, 2016 to pay transaction-related obligations;

(d) reflect repayment of the Arris credit facility of approximately $40.1 million;

(e) record deferred tax liabilities of $449.0 million on the difference between the book basis and tax basis of Arris properties acquired as this was a non-taxable transaction due to no IRS section 338 election being made;

(f) reflect accrual of Arris direct transaction-related obligations paid subsequent to September 30, 2016;

(g) record payment of Arris transaction-related obligations subsequent to September 30, 2016;

(h) eliminate Arris capital;

(i) record payment of direct acquisition-related costs of $11.5 million, $11.3 million of which were included in accrued liabilities as of September 30, 2016;

(j) record fees of $6.2 million paid upon closing to increase revolving credit facility commitment to $700.0 million;

(k) record fees of $9.4 million for securing short-term financing, $9.0 million of which were included in accrued liabilities as of September 30, 2016;

(l) remove direct acquisition-related costs of $11.3 million which were included in general and administrative expense for the nine months ended September 30, 2016;

(m) remove fees of $9.0 million for securing short-term financing which were included in interest expense for the nine months ended September 30, 2016;

(n) reflect interest payable and amortization of debt issuance costs for each period presented associated with issuance of senior notes, convertible senior notes and our existing credit facility, as well as accretion of debt discount on the convertible senior notes, incurred to fund the acquisition. The Company incurred a total of $18.8 million of debt issuance costs associated with issuance of senior notes and convertible senior notes and an increase in the commitment under its existing credit facility. The Company assumed incremental interest expense of $2.2 million and $3.1 million associated with amortization of debt issuance costs for the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively. The Company recorded a debt discount of $39.5 million associated with the issuance of convertible senior notes and assumed incremental interest expense of $6.9 million and $9.3 million associated with accretion of the debt discount for the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively. Incremental interest expense of $18.9 million and $26.8 million was computed using an interest rate of 6.125% for $400 million of senior notes and an interest rate of 1.125% for $200 million of convertible senior notes for the nine months ended September 30, 2016 and year ended December 31, 2015, respectively; and

(o) record the tax benefit on additional loss for the periods.

The pro forma condensed consolidated statements of operations also include an adjustment to the weighted-average common shares outstanding to reflect shares issued to fund the purchase price of the stock of Arris and the assets of 299 Sellers.

Note that the fair value of the proved properties and other property and equipment being acquired approximates the net book value and, as a result, no pro forma adjustment was made to DD&A expense for all periods presented as there would not be a significant change to DD&A expense.

PDC ENERGY, INC.

Notes To Pro Forma Condensed Consolidated Financial Statements

Nine Months Ended September 30, 2016 And Year Ended December 31, 2015

(unaudited)

Note 5 - Supplemental Oil and Natural Gas Reserve Information

The following tables set forth certain unaudited pro forma information concerning the Company’s proved crude oil, natural gas and natural gas liquids (“NGLs”) reserves for the year December 31, 2015, giving effect to the acquisition of Arris as if it had occurred on January 1, 2015. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development costs. The estimates of reserves, and the standardized measure of future net cash flow, shown below, reflects Arris’ development plan for the Arris properties, rather than the Company’s development plan for the properties. The following reserve data represent estimates only and should not be construed as being precise. Arris’ oil reserves include NGLs.

	PDC		PDC		PDC	PDC
	Energy	Arris	Energy	Arris	Energy	Energy
	Historical	Historical	Historical	Historical	Historical	Pro Forma
Proved Reserves:	Crude Oil, Condensate		Natural Gas		NGLs	Total
	(MBbls)		(MMcf)		(MBbls)	(MBoe)
Proved reserves, December 31, 2014	100,515	547	536,972	3,486	60,119	251,257
Revisions of previous estimates	(43,268)	(229)	(154,775)	853	(24,407)	(93,558)
Extension and discoveries	48,707	2,902	311,709	18,499	30,835	137,479
Purchases of reserves	17	—	215	—	23	76
Dispositions	(12)	—	(82)	—	(8)	(34)
Production	(6,984)	(59)	(33,302)	(638)	(2,835)	(15,535)
Proved reserves, December 31, 2015	98,975	3,161	660,737	22,200	63,727	279,685

Proved developed reserves as of:
December 31, 2014	26,798	157	186,633	2,256	17,002	75,438
December 31, 2015	26,257	1,051	175,367	11,448	15,011	73,455

Proved undeveloped reserves:
December 31, 2014	73,717	390	350,339	1,230	43,117	175,819
December 31, 2015	72,718	2,110	485,370	10,752	48,716	206,231

PDC Energy Historical

Overall, our proved reserves increased by 23 MMBoe as of December 31, 2015 as compared to December 31, 2014. In 2015, we produced 15.4 MMBoe. At December 31, 2014, we projected a PUD conversion rate of 16% for 2015. Our actual conversion rate was 17%, resulting in 29 MMBoe of reserves booked as PUDs at December 31, 2014 being converted to proved developed reserves during 2015. As shown, we acquired and divested minimal volumes of proved reserves in 2015.

Extensions, discoveries and other additions, including infill reserves, of approximately 131 MMBoe in 2015 were all added in the Wattenberg Field and primarily related to horizontal Niobrara projects being added to our development plan. The reserve additions associated with these projects are largely the result of data generated from our downspacing testing. This led to increased well density of our PUD locations year-over-year and extended the field by enabling us to book more reserves per section in the Niobrara. In general, at December 31, 2014, Niobrara PUD locations were booked at an equivalent of eight wells per section and at December 31, 2015, such locations were booked at an equivalent of 16 wells per section. Additionally, due to more efficient drilling leading to shorter spud-to-spud times, we have increased the number of wells drilled per drilling rig utilized during the course of the year. We have 791 gross PUD horizontal drilling locations at December 31, 2015, which is an increase from 774 locations at December 31, 2014. Approximately 9 MMBoe of the extensions, discoveries and other additions to our developed reserves related to wells drilled that were not related to reserves booked as of prior year-end.

We recorded net downward revisions of previous estimates of proved reserves of approximately 93 MMBoe. The revision was a result of multiple factors, most notably a decrease of approximately 56 MMBoe for adjustments to our development plans in the Wattenberg Field resulting from the booking of further-downspaced PUD locations. This downspacing delayed the expected development date for many existing PUD locations beyond the limits of the SEC five-year rule. Also contributing to the downward revision was a decrease of approximately 33 MMBoe due to the significant decrease in SEC commodity prices utilized in the December 31, 2015 reserve report, including approximately 11 MMBoe specifically related to the removal of vertical re-fracs and re-completions from the proved developed reserves which no longer fall within our economic parameters. There was an additional negative revision of approximately 22 MMBoe primarily related to geology findings and leasehold factors. Partially offsetting these decreases was an upward revision approximately 18 MMBoe related to well performance and forecast adjustments.

Based on the economic conditions on December 31, 2015, our approved development plan provides for the development of our remaining PUD reserves within five years of the date such reserves were initially recorded. The continued success of our increased well density tests in the Wattenberg Field in 2015 allowed for the additional increased well density of PUD locations as of December 31, 2015. Because we expect to continue to drill primarily proven Wattenberg Field locations in 2016 and as a result of additional newly-booked downspaced PUDs at December 31, 2015, our 2016 PUD conversion rate is expected to be approximately 19%. The balance of the locations are scheduled to be drilled over the remaining four years in accordance with our current development plan. The level of capital spending necessary to achieve this drilling schedule is consistent with our recent performance and our outlook for future development activities.

Arris Historical

Notable changes in proved reserves for the year ended December 31, 2015 relate to extensions and discoveries resulting from the drilling of one successful exploratory well in Culberson county and three successful exploratory wells in Reeves County.

Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Reserves

Summarized in the following table is information for the standardized measure of discounted cash flows relating to proved reserves as of December 31, 2015, giving effect to the acquisition of Arris properties. Future estimated cash flows were based on a 12-month average price calculated as the unweighted arithmetic average of the prices on the first day of each month, January through December applied to the year-end estimated proved reserves. Prices were adjusted by field for Btu content, transportation and regional price differences; however, they were not adjusted to reflect the value of commodity derivatives. Production and development costs were based on prices as of December 31, 2015. The amounts shown do not give effect to non-property related expenses, such as corporate general and administrative expenses, debt service or to depreciation, depletion and amortization expense. Production and development costs include those cash flows associated with the ultimate settlement of our asset retirement obligation. Future estimated income tax expense is computed by applying the statutory rate in effect at the end of each year to the future pretax net cash flows, less the tax basis of the properties and gives effect to permanent differences, tax credits and allowances related to the properties.

PDC ENERGY, INC.

Notes To Pro Forma Condensed Consolidated Financial Statements

Nine Months Ended September 30, 2016 And Year Ended December 31, 2015

(unaudited)

Changes in the demand for crude oil, natural gas and NGLs, inflation, and other factors make such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an estimate of the current market value of the Company’s proved reserves.

	December 31, 2015
	PDC		PDC
	Energy	Arris	Energy
	Historical	Historical	Pro Forma
	(in thousands)

Future estimated revenues	$6,297,298	$202,923	$6,500,221
Future estimated production costs	(1,577,393)	(64,859)	(1,642,252)
Future estimated development costs	(1,952,332)	(46,839)	(1,999,171)
Future estimated income tax expense	(508,332)	(1,065)	(509,397)
Future net cash flows	2,259,241	90,160	2,349,401
10% annual discount for estimated timing of cash flows	(1,162,377)	(44,897)	(1,207,274)
Standardized measure of discounted future net cash flows	$1,096,864	$45,263	$1,142,127

Netted Back Prices Used to Estimate Reserves:
Oil (Bbl)	$42.10	$50.28
Natural gas (MMBtu)	$2.05	2.59
NGLs (Bbl)	$12.23	$—

PDC ENERGY, INC.

Notes To Pro Forma Condensed Consolidated Financial Statements

Nine Months Ended September 30, 2016 And Year Ended December 31, 2015

(unaudited)

The following table summarizes the principal sources of change in the standardized measure of discounted future net cash flows:

	December 31, 2015
	PDC		PDC
	Energy	Arris	Energy
	Historical	Historical	Pro Forma
	(in thousands)

Sales of crude oil, natural gas and NGLs production, net of production costs	$(293,127)	$(2,119)	$(295,246)
Net changes in prices and production costs	(1,752,921)	(13,935)	(1,766,856)
Extensions, discoveries and improved recovery, less related costs	489,178	38,442	527,620
Sales of reserves	(463)	—	(463)
Purchases of reserves	374	—	374
Development costs incurred during the period	368,840	7,000	375,840
Revisions of previous quantity estimates	(1,286,462)	(3,612)	(1,290,074)
Changes in estimated income taxes	902,994	(499)	902,495
Net changes in future development costs	112,958	1	112,959
Accretion of discount	345,007	1,840	346,847
Timing and other	(95,979)	(165)	(96,144)
Total	$(1,209,601)	$26,953	$(1,182,648)

It is necessary to emphasize that the data presented should not be viewed as representing the expected cash flow from, or current value of, existing proved reserves since the computations are based on a large number of estimates and arbitrary assumptions. Reserve quantities cannot be measured with precision and their estimation requires many judgmental determinations and frequent revisions. The required projection of production and related expenditures over time requires further estimates with respect to pipeline availability, rates of demand and governmental control. Actual future prices and costs are likely to be substantially different from the recent average prices and current costs utilized in the computation of reported amounts. Any analysis or evaluation of the reported amounts should give specific recognition to the computational methods utilized and the limitations inherent therein.